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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR
AND
NOTICE OF
2006 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting:	May 19, 2006 9:30 a.m. local time

Location:	Grand Hyatt DFW Hotel Dallas/ Fort Worth International Airport, Texas

Record Date:	Close of business on March 24, 2006. If you were a stockholder of record at the close of business on March 24, 2006, you may vote at the meeting.

Number of Votes:	Holders of our Common Stock are entitled to one vote for each share of Common Stock they owned on March 24, 2006.

Agenda:	1.	To elect two Class III directors;

	2.	To approve the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan; and

	3.	To transact any other proper business.

Proxies:	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies (1) “FOR” the Board’s nominees for Class III director and (2) “FOR” the approval of the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	We have retained Mellon Investor Services, L.L.C. (“Mellon”) to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $9,500 plus expenses. We will bear the entire cost of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview by officers and regular employees of Mellon and us. We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxy materials to beneficial owners of stock.

First Mailing Date:	This proxy statement is dated March 31, 2006. We are first mailing this proxy statement on or about April 17, 2006.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 32 under “Voting Procedures/ Revoking Your Proxy — How You May Revoke Your Proxy.”
PLEASE VOTE BY RETURNING YOUR PROXY — YOUR VOTE IS IMPORTANT
Prompt return of your proxy will help reduce the costs of re-solicitation.

i

PROPOSAL ONE:
ELECTION OF DIRECTORS

Board Structure:	The number of directors currently constituting our entire Board is eight. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Number of Directors to be Elected:	Two Class III directors are to be elected by our stockholders.

BOARD NOMINEES	Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated J.V. Lentell and Michael J. Gade to be re-elected as Class III directors by all of the stockholders. We urge you to vote “FOR” Messrs. Lentell and Gade.

Terms to Expire at the 2009 Annual Meeting:	J.V. Lentell	Mr. Lentell has served as one of our directors since February 1995. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993. Mr. Lentell’s term as a Class III director expires at our 2006 annual stockholders meeting. Mr. Lentell is 67 years old.

	Michael J. Gade	Mr. Gade was appointed to our Board to fill a vacancy in May 2005. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. From 2003 to 2004, Mr. Gade served as senior executive for the southwest region of Home Depot, Inc. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade was also a founding partner of Challance Group, LLP and also serves as a director of The Crane Group. Mr. Gade’s term as a Class III director expires at our 2006 annual stockholders meeting. Mr. Gade is 54 years old.

WE RECOMMEND THAT YOU VOTE “FOR” EACH OF THE BOARD NOMINEES

CONTINUING DIRECTORS

Terms to Expire at the 2007 Annual Meeting:	Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc. We acquired ColorTyme in May 1996. Mr. Fadel’s term as a Class I director expires at our 2007 annual stockholders meeting. Mr. Fadel is 48 years old.

	Mary Elizabeth Burton	Ms. Burton has served as a director since May 2002. Since July 1992, Ms. Burton has also served as the Chairman and Chief Executive Officer of BB Capital, Inc., a retail advisory services firm, which she owns. From June 1998 until April 1999, Ms. Burton served as the Chief Executive Officer of The Cosmetic Center, Inc. During her twenty-five year career, Ms. Burton has also served as the Chief Executive Officer of Supercuts, Inc. and PIP Printing, Inc., as well as serving in various other senior executive level capacities in the retail industry. Ms. Burton also currently serves on the Board of Directors of Zale Corporation, an operator of specialty retail jewelry stores, Staples, Inc., an operator of office supply stores, The Sports Authority, Inc., an operator of sporting goods and apparel stores, and Aeropostale, Inc., an operator of casual apparel stores. Ms. Burton is currently serving as the interim Chief Executive Officer of Zale Corporation. Ms. Burton’s term as a Class I director expires at our 2007 annual stockholders meeting. Ms. Burton is 54 years old.

	Peter P. Copses	Mr. Copses has served as one of our directors since August 1998. Mr. Copses is a Senior Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin, & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of General Nutrition Centers, Inc., a specialty retailer of nutritional supplements, and Linens ’n Things, a national retailer of home textiles, housewares and home accessories. Mr. Copses’ term as a Class I director expires at our 2007 annual stockholders meeting. Mr. Copses is 47 years old.

Terms to Expire at the 2008 Annual Meeting:	Mark E. Speese	Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999. Mr. Speese’s term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Speese is 48 years old.

	Richard K. Armey	Mr. Armey has served as one of our directors since his appointment by the Board to fill a vacancy in May 2004. Mr. Armey is Senior Policy Advisor at DLA Piper Rudnick Gray Cary, a position he has held since January 2003. Previously, Mr. Armey served in the U.S. House of Representatives for 18 years, the last eight as Majority Leader. Mr. Armey holds a Ph.D. from the University of Oklahoma, and taught economics at the university level, primarily at the University of North Texas, prior to entering political life. Mr. Armey’s term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Armey is 65 years old.

	Laurence M. Berg	Mr. Berg has served as one of our directors since August 1998. Mr. Berg is a Senior Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert. Mr. Berg is also a director of General Nutrition Centers, Inc., a speciality retailer of nutritional supplements, Goodman Global Inc., a manufacturer and distributor of HVAC and related products, and Educate, Inc., a national provider of tutoring and other supplemental education services. Mr. Berg’s term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Berg is 39 years old.

BOARD INFORMATION

BOARD INFORMATION

Board Meetings:	During 2005, our Board met 18 times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Messrs. Armey, Berg, Copses and Fadel were unable to attend seven meetings, six meetings, four meetings and two meetings, respectively, after receiving or waiving proper notice. Except for Messrs. Armey and Berg, all of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve. The Board also took action by unanimous written consent two times during 2005.

Independent Directors:	The Board has determined that the following directors are “independent” as defined under Nasdaq rules: Richard K. Armey, Laurence M. Berg, Mary Elizabeth Burton, Peter P. Copses, Michael J. Gade, and J.V. Lentell.

Board Committees:	The standing committees of the Board during 2005 included the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of the Audit, Compensation and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the financial reports and other financial information provided by us to any governmental body or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our Code of Ethics. A copy of the Audit Committee Charter is available on our website at www.rentacenter.com and is also attached to this Proxy Statement as Appendix “A.” The Audit Committee reviews, updates and assesses the adequacy of the Audit Committee Charter on an annual basis.

The Board has determined that each of Messrs. Armey and Copses and Ms. Burton is “independent” as defined by SEC and Nasdaq rules. In addition, the Board has determined that each of them is an “audit committee financial expert” as defined by SEC rules and meets the financial sophistication requirements of Nasdaq. The Audit Committee held 13 meetings in 2005, including regularly scheduled and special meetings, and acted by unanimous written consent one time during 2005. Members: Mr. Copses, Chairman, Mr. Armey and Ms. Burton.

The Compensation Committee discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer and other senior executives, administers our equity incentive plans, and produces the annual report on executive compensation set forth later in this proxy statement. The Compensation Committee held four meetings in 2005, including regularly scheduled and special meetings, and acted by unanimous written consent five times during 2005. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. The Board has adopted a charter for the Compensation Committee, which can be found at www.rentacenter.com. Members: Mr. Lentell, Chairman, and Messrs. Armey and Berg.

The Finance Committee. The Finance Committee generally approves the issuance of our debt and equity securities. The Finance Committee held one meeting during 2005. Members: Mr. Speese, Chairman, and Messrs. Copses and Lentell.

The Nominating and Corporate Governance Committee. Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Section 9 of our Bylaws. The Board has delegated the screening and recruitment process for board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experiences with businesses and other organizations of a comparable size and industry. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board for nomination candidates to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Section 9 of our Bylaws relating to direct stockholder nominations. For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Section I, Article 9 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to the stockholders or public disclosure of the date of the special meeting was made, whichever occurs first. The notice to our Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (2) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and (b) the class and number of shares of our voting stock which are beneficially owned by such stockholder.

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by Nasdaq listing standards. The Nominating and Corporate Governance Committee met two times in 2005, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2005. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.rentacenter.com. Members: Ms. Burton, Chairperson, and Messrs. Copses and Lentell.

BOARD COMPENSATION

Retainer and Fees:	In 2005, non-employee directors each received an annual retainer of $30,000, payable in four equal installments on the first day of each fiscal quarter. Additionally, non-employee directors each received $2,000 for each Board meeting and $1,000 for each committee meeting attended in person and were reimbursed for their expenses in attending such meetings. Non-employee directors also each received $500 for each telephonic Board or committee meeting attended. The Chairpersons of each committee do not receive any additional compensation for serving in such position. Messrs. Speese and Fadel did not receive any compensation for their services as a director during 2005.

Option Grants:	Non-employee directors receive options to purchase 9,000 shares of our Common Stock on the first business day of the first full fiscal year of service as a director and options to purchase 5,000 shares of our Common Stock on the first business day of each year thereafter. The exercise price of the options is the fair market value of shares of our Common Stock on the grant date. These options vest and are exercisable immediately. Messrs. Speese and Fadel were not granted any options for their services as a director during 2005.

Director Compensation:	Set forth below is a summary of all compensation paid to our directors during 2005. These amounts do not include any amounts received by any director as reimbursement for expenses in connection with attending Board or committee meetings.

	Fees Earned or
Name	Paid in Cash(1)	Option Awards(2)

Richard K. Armey	$53,500	5,000
Laurence M. Berg	$44,500	5,000
Mary Elizabeth Burton	$58,000	5,000
Peter P. Copses	$54,200	5,000
Michael J. Gade	$31,127	-0-
J.V. Lentell	$53,500	5,000

(1)	Represents (a) the annual retainer of $30,000, payable in quarterly installments and (b) compensation for attendance at Board and committee meetings.

(2)	On January 3, 2005, each listed director, with the exception of Mr. Gade, was granted the corresponding number of options to purchase common stock at an exercise price of $26.64. Mr. Gade joined our Board in May 2005.

CORPORATE GOVERNANCE

Board Code of Ethics:	Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board. The Board Code of Business Conduct and Ethics provides guidance to our directors to help them recognize and deal with ethical issues and provides a mechanism to report unethical conduct. The Board Code of Business Conduct and Ethics is available on our website at www.rentacenter.com.

Stockholder Communications with the Board:	Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

	By telephone:	By mail:	By e-mail:
	1-800-275-2696 Ext. 1140	Rent-A-Center, Inc. Attn: Compliance Officer 5700 Tennyson Parkway Third Floor Plano, Texas 75024	complianceofficer@racenter.com

All such communications submitted under this process will be compiled by our Compliance Officer and submitted to the Board or the requisite Board committee on a periodic basis. Complaints or concerns relating to our accounting, internal controls or auditing matters will be referred to the Audit Committee under the procedures adopted by the Audit Committee.

Procedures for Reporting Accounting Concerns:	The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted at www.rentacenter.com.

Policy of Director Attendance at the Annual Meeting of Stockholders:	Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors attended the 2005 Annual Meeting of Stockholders.

PROPOSAL TWO:
APPROVAL OF THE RENT-A-CENTER, INC.
2006 LONG-TERM INCENTIVE PLAN

Overview:	The stockholders are being asked to approve the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). On March 24, 2006, upon the recommendation of the Compensation Committee, the Board adopted, subject to stockholder approval, the 2006 Plan and has directed that it be submitted for the approval of the stockholders. The 2006 Plan will become effective on the date it is approved by our stockholders. Upon approval of the 2006 Plan, our existing Long-Term Incentive Plan will terminate and no additional awards will be granted under that plan.

The following description of the 2006 Plan is only a summary of certain provisions of the 2006 Plan and does not contain all of the terms and conditions of the 2006 Plan. This summary is qualified in its entirety by the full text of the 2006 Plan, which is attached to this Proxy Statement as Appendix “B.”

Board Recommendation:	Our Board, upon the recommendation of the Compensation Committee, has approved and adopted the 2006 Plan, subject to the approval by our stockholders. We urge you to vote “FOR” the approval of the 2006 Plan.

Purpose:	The purpose of the 2006 Plan is to foster our ability to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity and cash incentive compensation opportunities.

Eligibility:	Any of our present or future directors, officers, employees, consultants and other personnel are eligible to participate in the 2006 Plan. Actual selection of any eligible individual to participate in the 2006 Plan is within the sole discretion of the Compensation Committee. If awards are made under the 2006 Plan as they were under the Long-Term Incentive Plan, the eligible individuals would consist of eight members of the Board, 29 senior officers and approximately 3,200 employees that are not senior officers.

Term:	Upon approval by the stockholders, the 2006 Plan will become effective. Assuming the 2006 Plan is approved at the annual stockholder meeting, unless terminated sooner by the Board, the 2006 plan will terminate on May 19, 2016. The rights of any person with respect to an award made under the 2006 Plan that is outstanding at the time of its termination will not be affected solely by reason of the termination of the 2006 Plan.

Administration:	The 2006 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power and authority to:

• select the persons to whom awards will be made;

• prescribe the terms and conditions of each award and make amendments thereto;

• construe, interpret and apply the provisions of the 2006 Plan and of any agreement or other document governing the terms of an award made under the 2006 Plan; and

• make any an all determinations and take any and all other actions as it deems necessary or desirable to carry out the terms of the 2006 Plan.

The Board will have the sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors.

Limitations on Plan Awards:	If approved, the 2006 Plan would authorize us to issue a total of 7,000,000 shares of Common Stock, of which no more than 3,500,000 shares may be issued in the form of restricted stock, deferred stock or similar forms of stock award which have value without regard to future appreciation in value of or dividends declared on the underlying shares of stock. In applying these limitations, the following shares will be deemed not to have been issued: (1) shares covered by the unexercised portion of an option that terminates, expires, or is cancelled or settled in cash, and (2) shares that are forfeited or subject to awards that are forfeited, canceled, terminated or settled in cash. In any calendar year, (1) no employee may receive options and stock appreciation rights for more than 600,000 shares of Common Stock; (2) no employee may earn more than 600,000 shares of Common Stock pursuant to performance-based equity awards under the 2006 Plan (other than options and stock appreciation rights), increased by the unused limit, if any, from prior calendar years; and (3) no employee may earn more than $3,000,000 pursuant to performance-based cash awards under the 2006 Plan, increased by the unused limit, if any, from prior calendar years.

Stock Options:	The 2006 Plan permits the granting of stock options at such times and upon such vesting and other conditions as determined by the Compensation Committee. The purchase price per share of Common Stock covered by an option granted under the 2006 Plan may not be less than the fair market value per share on the grant date. The exercise price under an option which is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code, may not be less than 110% of the fair market value per share on the date the option is granted. Unless approved by our stockholders, the Compensation Committee may not reduce the exercise price for shares covered by an outstanding option granted under the 2006 Plan, whether directly or in any manner which constitutes a “repricing” under applicable stock exchange rules or financial accounting principles.

Subject to earlier termination according to its terms, an option granted under the 2006 Plan will expire on the tenth anniversary of its grant (or the fifth anniversary of its grant in the case of an option which is intended to qualify as an “incentive stock option” granted to an employee who is a 10% stockholder).

No option granted under the 2006 Plan shall be assignable or transferable except upon the optionee’s death to a beneficiary designated in a manner so prescribed or approved by the Compensation Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Compensation Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member,” on such terms and conditions as the Compensation Committee may deem appropriate.

An option granted under the 2006 Plan may be exercised by transmitting to the Secretary (or such other person designated by the Compensation Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise and/or the satisfaction of such withholding obligations). The Compensation Committee may permit the exercise and withholding obligation to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.

The maximum number of shares of Common Stock which may be issued under the 2006 Plan covering options granted as “incentive stock options” is 500,000.

Stock Awards:	The 2006 Plan permits the granting of restricted stock, deferred stock, stock units, stock bonus and other stock awards at such times and upon such vesting and other conditions and restrictions as determined by the Compensation Committee.

Unless otherwise determined by the Compensation Committee, (1) the holder of a stock award will not be entitled to receive dividend payments (or in the case of an award of stock units, dividend equivalent payments) with respect to the shares covered by the award, and (2) the holder of shares of restricted stock may exercise voting rights pertaining to such shares. Under the 2006 Plan, the Compensation Committee may impose vesting and deferral conditions on the payment of dividends, corresponding to the vesting and deferral conditions applicable to the corresponding stock award.

Except as permitted by the Compensation Committee in connection with transfers at death or pursuant to inter vivos gifts, no outstanding stock award and no shares of stock covered by an outstanding stock award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than us in accordance with the terms of the award or the 2006 Plan.

Other Equity Awards:	Under the 2006 Plan, the Compensation Committee may grant stock appreciation rights, dividend equivalent payment rights, phantom shares, phantom stock units, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish; provided, however, that no dividend or dividend equivalent payment rights shall be attributable to awards of stock appreciation rights or stock options. The base price for a stock appreciation right granted under the 2006 Plan may not be less than the fair market value per share of stock covered by the award at the time it is granted. Unless sooner termination in accordance with its terms, a stock appreciation right will automatically expire on the tenth anniversary of its grant date. Such awards may entail the transfer of shares of Common Stock to a participant or the payment in cash or other property determined with reference to shares of Common Stock.

Cash Awards:	Under the 2006 Plan, the Compensation Committee may grant awards in cash with the amount of eventual payment subject to future service and such other restrictions and conditions as may be established by the Compensation Committee and set forth in the underlying agreement, including, but not limited to:

• continuous service with us,

• achievement of specific business objectives,

• increases in specified indices,

• attaining specified growth rates, and

• other measures of performance.

Performance-Based Equity and Cash Awards:	The Compensation Committee may condition the grant, exercise, vesting or settlement of equity-based awards as well as the grant, vesting or payment of annual or long-term cash incentive awards made under the 2006 Plan on the achievement of specified performance goals over any period specified by the Compensation Committee. Any such performance goal must be (1) objective, (2) prescribed in writing by the Compensation Committee before the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or us and any one or more of our subsidiaries as a whole, as determined by the Committee):

• total revenue or any key component thereof;

• operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e., EBITDA); or net income;

• cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

• earnings per share or earnings per share from continuing operations (basic or diluted);

• return on capital employed, return on invested capital, return on assets or net assets;

• after-tax return on stockholders’ equity;

• economic value created;

• operating margins or operating expenses;

• value of the Common Stock or total return to stockholders;

• value of an investment in the Common Stock assuming the reinvestment of dividends;

• strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions of divestitures of subsidiaries, affiliates or joint ventures; and/or

• a combination of any or all of the foregoing criteria.

At the expiration of the applicable performance period, the Compensation Committee shall determine the extent to which the relevant performance goals are achieved and the extent to which each performance-based award has been earned. The Compensation Committee may not exercise its discretion to increase the amount or value of such an award that would otherwise be payable in accordance with its terms.

Adjustments:	In the event of a split-up or consolidation of shares or any like capital adjustment, the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the 2006 Plan arising from a readjustment or recapitalization of our capital stock, the share authorization limits under the 2006 Plan will be automatically adjusted proportionately, and the shares then subject to each award will automatically be adjusted to reflect any such resulting increase or decrease in the number of issued shares of Common Stock without any change in the aggregate purchase price for such award.

Cash, Stock or Other Property for Stock:	Under the 2006 Plan, in the event of a:
• merger (other than a merger of us in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger),

• consolidation,

• acquisition or disposition of property or stock,

• separation,

• reorganization (other than a reincorporation or the creation of a holding company),

• liquidation of us, or

• any other similar transaction or event so designated by the Board as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, (each an “exchange transaction”), all optionees shall be permitted to exercise their outstanding options immediately prior to such exchange transaction, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation (“exchange stock”) in exchange for their shares of Common Stock, and if the Board so directs, then all outstanding options shall be converted in whole or in part into options to purchase shares of exchange stock. The Board may accelerate vesting of non-vested stock awards and other awards, provide for cash settlement of options and/or make such other adjustments to the terms of any outstanding award as it deems appropriate in the context of an exchange transaction, taking into account, as applicable, the manner in which outstanding options are being treated.

Amendment and Termination:	The Board may at any time amend the 2006 Plan, or the terms of any agreement or award made under the 2006 Plan, or terminate the 2006 Plan, but such amendment or termination shall not adversely affect any outstanding award without the consent of the affected participant. In addition, the Board may not, without the prior approval of the stockholders, make any amendment which would (1) increase the aggregate number of shares of Common Stock issuable under the 2006 Plan, (2) increase the maximum number of shares with respect to which options, stock appreciation rights or other equity awards may be granted to any employee in any calendar year, or (3) modify the class of persons eligible to receive awards. The Compensation Committee may amend the terms of any agreement or award made under the 2006 Plan at any time and from time to time, provided, however, that any amendment which would adversely affect a holder’s rights under an outstanding award may not be made without his or her consent.

Federal Income Tax Effects:	The Federal income tax consequences of awards under the 2006 Plan are summarized below.

The grant of an option or stock appreciation right, or SAR, is not a taxable event for the participant or us. In general, at the time an option is exercised, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares. At the time an SAR is exercised, a participant will recognize ordinary income equal to the fair market value of the shares received. We will be entitled to claim a deduction equal to the amount of ordinary income recognized by a participant upon the exercise of an option or SAR. Upon a later sale of the shares, a participant will realize capital gain or loss equal to the difference between the selling price and the fair market value of the shares on the date the option or SAR is exercised.

We may grant options under the 2006 Plan that qualify for special tax treatment which is different than what is described above. The IRS calls these options “incentive stock options,” or ISOs. No taxable income is recognized when a participant exercises an ISO, although alternative minimum tax may apply. If shares acquired upon the exercise of an ISO are held by a participant for at least one year from the date the ISO is exercised and two years from the date the ISO is granted, any gain or loss realized on a sale of the shares will be treated as long-term capital gain or loss. However, if a participant sells the shares before the minimum holding periods are met, the gain realized on the sale will be taxable as ordinary income to the extent of the difference between the exercise price paid for the shares and the fair market value of the shares on the date the ISO was exercised. The balance of the gain, if any, will be treated as capital gain. We will be entitled to claim a deduction equal to any ordinary income recognized by a participant upon the sale of shares acquired by the exercise of an ISO.

In general, participants will recognize ordinary income with respect to other types of awards under the 2006 Plan at the time those awards are settled with vested shares or cash, equal to the amount of cash or the then fair market value of the shares. Thus, for example, if we grant a restricted stock award to a participant under the 2006 Plan, then, unless the participant makes a special tax election to recognize income as of the date of the award, the participant will recognize ordinary income equal to the value of the shares as and when they become vested under the terms of the award. Similarly, if we make a deferred stock award, a participant will recognize ordinary income equal to the fair market value of the shares as and when the shares are delivered to the participant in accordance with the terms of the award. We will be entitled to claim a tax deduction equal to the ordinary income recognized by a participant.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the employer. We believe that compensation attributable to options and SARs granted under the 2006 Plan, as well as compensation under certain other awards which is conditioned upon achievement of performance goals set forth in the 2006 Plan, will be able to qualify as “performance-based” compensation and, as such, would not be subject to the deduction limitations of Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2006 Plan will be fully deductible under all circumstances. In addition, compensation earned under certain types of awards permitted by the 2006 Plan, including, for example, restricted stock awards and deferred stock awards that are not subject to performance-based vesting conditions, generally will not qualify for the 162(m) “performance based” compensation exemption and will be taken into account in applying the annual deduction limitation.

This summary provides only a general description of the application of Federal income tax laws to certain awards under the 2006 Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2006 Plan. The summary does not address the effects of gift, estate, excise and other federal taxes or taxes imposed under state, local, or foreign tax laws.
WE RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE
RENT-A-CENTER, INC. 2006 LONG-TERM INCENTIVE PLAN.

EXECUTIVE OFFICERS
The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.
The following table sets forth certain information with respect to our executive officers as of March 24, 2006:

Name	Age	Position

Mark E. Speese	48	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	48	President and Chief Operating Officer
Robert D. Davis	34	Senior Vice President — Finance, Chief Financial Officer and Treasurer
Christopher A. Korst	46	Senior Vice President — General Counsel and Secretary
Robert F. Bloom	54	President and Chief Executive Officer of ColorTyme, Inc.

Mark E. Speese	Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme. We acquired ColorTyme in May 1996.

Robert D. Davis	Mr. Davis has served as our Senior Vice President — Finance since September 1999, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1998 until September 1999, Mr. Davis served as our Vice President — Finance and Treasurer. Mr. Davis is a licensed certified public accountant in the State of Texas.

Christopher A. Korst	Mr. Korst has served as our Senior Vice President — General Counsel since May 2001 and as Secretary since September 2004. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

Robert F. Bloom	Mr. Bloom joined ColorTyme in June 2004 and was appointed President and Chief Executive Officer of ColorTyme by the Board in September 2004. Mr. Bloom was employed by EZCORP, Inc., a leading operator of pawn shops, from June 2000 until May 2004, serving in various capacities, including as Senior Vice President of Operations since October 2003. From January 1999 to April 2000, Mr. Bloom served as Regional Vice President of Franchise Operations for the Family Steakhouse division of Metromedia Restaurant Group.

Code of Ethics:	Our Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published on our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee:	The Compensation Committee is appointed annually by the Board to discharge the Board’s responsibilities with respect to all forms of compensation paid to our Chief Executive Officer and other senior executives. The Committee also evaluates the performance of our senior executives, administers our equity incentive plans and considers any related matters for us. The Committee is composed of three independent directors, Messrs. Lentell (Chairman), Armey and Berg.

Overall Philosophy and Objectives:	The objectives of our executive compensation program are to:

• reward performance that increases the value of our stock;

• attract, retain and motivate senior executives with competitive compensation opportunities;
• build and encourage ownership of our shares;
• balance short-term and long-term strategic goals; and
• address the concerns of our stockholders, employees, the financial community and the general public.

During 2005, the Committee retained an executive compensation consulting firm to review our executive compensation practices and to provide the Committee independent advice with respect to our executive compensation program, including providing independent competitive compensation data, making recommendations to the Committee as to the forms of and overall compensation paid to our senior executives and assisting in the development and review of the 2006 Plan.

As in prior years, the Committee’s judgments regarding executive compensation for 2005 were based primarily on the Committee’s assessment of each executive officer’s performance, taking into account the input received by the Committee from the Chief Executive Officer. The Committee relied upon its judgment and not upon rigid guidelines, formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for each executive officer. Key factors affecting the Committee’s judgments included our financial performance, the individual contribution of each senior executive, the input received from the Chief Executive Officer, compensation practices of comparable companies and general economic factors. While the Committee does consider our stock price performance, it has not been the primary consideration in determining annual compensation because the price of our common stock is subject to a variety of factors outside our control. The Committee also considered the information compiled by the executive compensation consulting firm regarding the compensation levels (including long-term incentives) of corporate executives in companies in our competitive business group and the competitive market in which we compete for executive talent.

In assessing compensation levels for our senior executives for 2006, the Committee targeted total compensation to fall in the lower 25% quartile relative to pay practices of comparable publicly traded companies in the retail industry.

Senior Executive Compensation:	Our executive compensation program for our senior executives (other than our Chief Executive Officer) for 2005 was comprised of the following forms of compensation:

Salary. Senior executives’ salaries are determined by evaluating our financial performance, the most recent comparative peer data, the senior executive’s role and responsibilities and their historical performance. Individual salaries are reviewed annually and salary increases are based on the senior executive’s performance and compensation of similarly situated individuals at comparable companies. The Committee reviews statistical compensation studies of comparable companies in similar industry, size, and region to determine base salaries for our senior executives. Base salaries are targeted at the lower 25% quartile relative to pay practices of comparable publicly traded companies in the retail industry.

Cash Bonus. The Committee approved a cash bonus program for the 2005 fiscal year in which our senior executives, other than our Chief Executive Officer, were eligible to participate. Bonuses were capped at a certain percentage of the eligible participant’s base salary, with the percentage depending on the individual’s position with us. Of the maximum cash bonus amount an eligible participant could earn, generally 40% was contingent on the achievement by us of a target amount of after-tax profit, and the remaining 60% was subject to the achievement of individual goals and objectives, which were set at the beginning of the fiscal year. During 2005, we did not achieve the targeted after-tax profit, and as a result, none of our executives received that portion of their cash bonus under the 2005 cash bonus program.

Long Term Incentives. In addition to base salary and the cash bonus program, the Committee from time to time may consider long-term stock incentives to senior executives. Any grants of long-term incentive awards to senior executives are discretionary and determined by the Committee using its business judgment. The Committee believes that grants of stock options provide incentive for the creation of stockholder value since the full benefit of the grant to each senior executive can only be realized with an appreciation in the price of our common stock. Stock options granted to our senior executives have been granted only pursuant to our Long-Term Incentive Plan. Other than awards to newly-hired or promoted senior executives, no stock options were granted to any of our senior executives, including our Chief Executive Officer, in 2005.

As part of the Committee’s review of our executive compensation program, the Committee determined that a greater emphasis should be placed on ‘at risk‘ opportunities for compensation through a performance-based cash bonus (with respect to our Chief Executive Officer) and performance-based restricted stock unit awards (for our other senior executives). Accordingly, it was recommended and we determined it appropriate that we revisit our long-term incentive program and grant new forms of long-term incentive awards to our senior executives for 2006. In January 2006, we awarded, pursuant to our existing Long-Term Incentive Plan, long-term incentive equity awards to our senior executives (other than our Chief Executive Officer as discussed below). Each award was comprised of three tranches: (1) 50% of which was issued in stock options, which vest ratably over a four year period, (2) 25% of which was issued in restricted stock units, which will vest upon the senior executive’s completion of three years of continuous service, and (3) 25% of which was issued in restricted stock units subject to a performance-based vesting requirement.

Perquisites. Our executive compensation programs have been relatively free of perquisites. To reinforce this position, the Board adopted a formal policy in 2002 regarding the personal use of our company aircraft by certain of our executive officers. Under this policy, our corporate aircraft is available for non-business use by our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Executive Vice Presidents. Use of the corporate aircraft by these executives for reasonable non-business use is subject to availability and must be pre-approved by the Chairman of the Audit Committee. Upon approval by the Chairman of the Audit Committee, the requesting executive must pay to us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation to the requesting executive and reflected on his W-2 earnings statement for the year.

In addition, our senior executives generally participate in benefit plans generally available for all of our employees. The Committee’s charter requires the approval of the Committee of all severance arrangements, change in control arrangements, perquisites and other personal benefits.

Retirement Benefits. Our senior executives are eligible to participate in our 401(k) plan. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 50% of the senior executives’ contributions, up to an amount not to exceed 4% of the senior executives’ compensation (subject to highly compensated employee limits).

Chief Executive Officer Compensation:	2005 Compensation. The compensation paid to Mr. Speese, our Chief Executive Officer, during 2005 was generally comprised of salary and a cash bonus.

Salary. In determining the base salary for Mr. Speese for the 2005 fiscal year, the Committee considered our performance in 2004, and the level of compensation paid to the highest paid executive at comparable publicly owned companies. Based on these factors, the Committee established Mr. Speese’s 2005 base salary effective January 1, 2005, at $685,000, which was a 5.4% increase from his 2004 salary level. This placed Mr. Speese’s compensation below the lower 25% quartile of base salaries paid to chief executive officers of comparable publicly owned companies in the retail industry.

While Mr. Speese was not eligible to participate in the 2005 cash bonus program, the Committee retained the option of awarding a cash bonus to Mr. Speese at its discretion. In reviewing Mr. Speese’s contributions to us during the 2005 fiscal year, the Committee determined that some bonus payment should be made to Mr. Speese for his 2005 performance. Factors considered by the Committee in determining Mr. Speese’s cash bonus amount for 2005 were our financial performance in 2005, Mr. Speese’s industry experience and past performance, total cash compensation necessary to retain top executive talent, the fact that our other senior executives did not attain the financial performance portion of their bonus under the 2005 cash bonus program, and other subjective factors. On this basis, the Committee determined it appropriate to award a bonus to Mr. Speese calculated in a manner consistent with the bonus compensation paid to our other senior executives under the 2005 cash bonus plan, and awarded Mr. Speese a bonus of $205,500 for services rendered in 2005. The Committee specifically noted that Mr. Speese’s total compensation for 2005, taking into account the bonus approved by the Committee was below the lower 25% quartile of total compensation paid to chief executive officers by comparable publicly owned companies in the retail industry.

2006 Compensation. The compensation to be paid to Mr. Speese for 2006 as established by the Committee is as follows:

Salary. In determining the base salary for Mr. Speese for the 2006 fiscal year, the Committee considered our performance in 2005, and the level of compensation paid to the highest paid executive at comparable publicly owned companies. The Committee specifically noted that Mr. Speese’s salary remained below the lower 25% quartile of compensation paid to chief executive officers of comparable publicly owned companies. Based on these factors, the Compensation Committee established Mr. Speese’s 2006 base salary effective January 1, 2006, at $740,000, which was a 8.0% increase from his 2005 salary level. This adjustment was made to place Mr. Speese’s salary at the lower 25% quartile of base salaries paid to chief executive officers by comparable publicly owned companies in the retail industry.

Cash Bonus. Mr. Speese does not participate in the 2006 cash bonus program established for our senior executives. The bonus, if any, to be awarded to Mr. Speese for the 2006 fiscal year will be determined by the Committee and recommended to the Board of Directors for approval, up to a maximum of 60% of Mr. Speese’s 2006 base salary.

Long-Term Incentives. As part of our review of our executive compensation program, it was recommended and we determined it appropriate that we revisit our long-term incentive program and grant a long-term incentive award to Mr. Speese. Given Mr. Speese’s significant ownership of our common stock, the Committee determined that such long-term incentive award should be a cash award, containing substantially the same vesting schedule and requirements as those of the long-term incentive equity awards granted to our other senior executives. Accordingly, in January 2006, we awarded a long-term incentive cash award to Mr. Speese pursuant to the Long-Term Incentive Plan, (1) $250,000 of which vests ratably over a four year period ($62,500 on each anniversary date), (2) $125,000 of which will vest upon Mr. Speese’s completion of three years of continuous service from January 31, 2006, and (3) $125,000 of which will vest upon the attainment of a performance-based vesting requirement.

Perquisites. During 2005, Mr. Speese received compensation in the amount of (1) $3,698 as a result of non-business use of the corporate aircraft and (2) $810 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Speese.

Retirement Benefits. Mr. Speese does not participate in any retirement plan sponsored by us, including our 401(k) program.

Conclusion:	Review of All Components of Executive Compensation. The Committee has reviewed all components of our Chief Executive Officer’s and our other senior executives’ compensation, including salary, bonus, long-term incentive compensation, and the dollar value to the senior executive and cost to us of all perquisites and other personal benefits.

The Compensation Committee’s Conclusion. Based on this review, the Committee found our Chief Executive Officer’s and our senior executives’ total compensation, individually and in the aggregate, to be reasonable and not excessive. The Committee specifically considered that we do not maintain any employment contracts or change of control agreements with such individuals and noted that the total compensation paid to such individuals was in the lower 25% quartile of compensation paid to similarly situated executives. In addition, when the Committee considers any component of our Chief Executive Officer’s and our other senior executives’ total compensation, the aggregate amounts and mix of all the components, including stock holdings, are taken into consideration in the Committee’s decisions.

Internal Pay Equity. The Committee reviews each component of senior executive compensation, as well as total senior executive compensation, for internal consistency relative to other officers and employees at our corporate office. The Committee believes that the relative difference between senior executive compensation and the compensation of our other officers and employees at our corporate office is consistent with such differences found in our peer group and our reference labor market.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the chief executive officer and four other most highly compensated executive officers. Awards of stock options issued pursuant to our Long-Term Incentive Plan qualify as deductible performance-based compensation under Section 162(m), so that any compensation realized from the exercise of stock options would not be affected by Section 162(m). Compensation paid during 2005 which is subject to the Section 162(m) cap did not exceed $1 million for any senior executive, including our Chief Executive Officer. Therefore, the Compensation Committee believes that we will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to our senior executives for 2005. The Committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the Committee concluded that to be in our best interest.

COMPENSATION COMMITTEE
J. V. Lentell, Chairman
Richard K. Armey
Laurence M. Berg

PERFORMANCE GRAPH(1)
Comparison of Cumulative Total Return Among
Rent-A-Center, NASDAQ Stock Market — Market Index and Rent-A-Center’s “Peer Group”(2)

	2000	2001	2002	2003	2004	2005

RENT-A-CENTER	100.00	97.30	144.78	217.39	192.03	136.67
NASDAQ MARKET INDEX	100.00	79.71	55.60	83.60	90.63	92.62
PEER GROUP INDEX	100.00	122.29	131.06	205.67	330.40	276.50

(1)	Assumes $100 invested on December 29, 2000 and dividends reinvested, if any. Historical performance does not necessarily predict future results.

(2)	Our peer group consists of Aaron Rents, Inc. and Rent-Way, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation:	The following table summarizes the compensation we paid our Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers, or our “named executive officers,” based on compensation earned by them in 2005:

				Long-Term
				Compensation

		Annual
		Compensation(1)		Securities
Name &				Underlying	All Other
Principal Position		Salary	Bonus	Options(#)	Compensation

Mark E. Speese	2005	$685,000	$205,500	—	$4,508	(2)
Chairman of the Board &	2004	$650,000	$142,500	—	$2,012	(3)
Chief Executive Officer	2003	$600,000	$220,000	—	$585	(4)
Mitchell E. Fadel	2005	$500,000	$110,400	—	$4,965	(5)
President	2004	$475,000	$85,500	—	$5,458	(6)
& Chief Operating Officer	2003	$450,000	$120,000	—	$6,025	(7)
Robert D. Davis	2005	$295,000	$61,950	—	$4,406	(8)
Senior Vice President —	2004	$265,000	$47,700	—	$16,182	(9)
Finance, Treasurer &	2003	$180,000	$54,000	—	$38,633	(10)
Chief Financial Officer
Dana F. Goble(11)	2005	$285,700	$45,707	—	$275	(12)
Executive Vice President	2004	$279,000	$47,750	—	—
— Operations	2003	$265,000	$80,000	—	—
Christopher A. Korst	2005	$270,600	$43,837	—	$364	(13)
Senior Vice President	2004	$252,000	$34,000	—	—
— General Counsel	2003	$240,000	$46,800	—	—
& Secretary

(1)	During 2005, the named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites or other benefits the aggregate cost of which did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer. All such amounts are set forth in the “All Other Compensation” column.

(2)	Represents (a) $3,698 of deemed compensation as a result of non-business use of our corporate aircraft and (b) $810 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Speese.

(3)	Represents (a) $1,428 of deemed compensation as a result of non-business use of our corporate aircraft and (b) $584 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Speese.

(4)	Represents dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Speese.

(5)	Represents (a) $4,200 of annual contributions or other allocations by us to our 401(k) Plan and (b) $765 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Fadel.

(6)	Represents (a) $4,100 of annual contributions or other allocations by us to our 401(k) Plan, (b) $704 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Fadel, and (c) $654 of deemed compensation as a result of non-business use of corporate aircraft.

(7)	Represents (a) $5,500 of annual contributions or other allocations by us to our 401(k) Plan and (b) $525 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Fadel.

(8)	Represents (a) $4,200 of annual contributions or other allocations by us to our 401(k) Plan and (b) $206 of dollar value of insurance premiums paid by, or on behalf of, us with respect to life insurance for the benefit of Mr. Davis.

(9)	Represents (a) $11,780 of tuition paid by us for an Executive Masters of Business Administration (EMBA) program attended by Mr. Davis, (b) $4,100 of annual contributions or other allocations by us to our 401(k) Plan, and (c) $302 of the dollar value of insurance premiums paid by, or on behalf of, us with respect to life insurance for the benefit of Mr. Davis.

(10)	Represents (a) $34,345 of tuition paid by us for an Executive Masters of Business Administration (EMBA) program attended by Mr. Davis, (b) $4,000 of annual contributions or other allocations by us to our 401(k) Plan, and (c) $288 of the dollar value of insurance premiums paid by, or on behalf of, us with respect to life insurance for the benefit of Mr. Davis.

(11)	Mr. Goble resigned from his position as Executive Vice President — Operations on January 4, 2006.

(12)	Represents the dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Goble.

(13)	Represents the dollar value of insurance premiums paid by, or on behalf of, us with respect to life insurance for the benefit of Mr. Korst.

Use of Corporate Aircraft:	We own and operate a corporate jet for use by management for business purposes. From time to time, the corporate aircraft is available for non-business use to our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Executive Vice Presidents. Use of the corporate aircraft by these executives for reasonable non-business use is subject to availability and must be pre-approved by the Chairman of the Audit Committee. Upon approval by the Chairman of the Audit Committee, the requesting executive must pay to us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation to the requesting executive and reflected on his W-2 earnings statement for the year. During 2005, Mr. Speese received compensation in the amount of $3,698 as a result of non-business use of the corporate aircraft.

Employment Agreements:	We currently do not maintain employment agreements or change in control agreements with any of our executive officers.

Loyalty and Confidentiality Agreements:	In February 2006, each of our executive officers, including Messrs. Speese, Fadel, Davis, Korst and Bloom, entered into a Loyalty and Confidentiality Agreement with us in connection with their participation in the Long-Term Incentive Plan. Under the terms of each agreement, each executive officer agreed to, among other things:

• avoid conflicts of interest with us and promptly inform us of any business opportunities that are related to our line of business;

• avoid competing with us, setting up a business to compete with us, or undertaking other disloyal acts while employed with us;

• not engage in any unauthorized use or disclosure of any of our confidential information;

• during employment with us and for two years thereafter, generally not solicit, induce, or encourage any of our employees to leave us nor help another person or entity to hire away an employee of ours;

• during employment with us and for two years thereafter, not, directly or indirectly, interfere with the relationship between us and a customer; and

• during employment with us and for two years thereafter, not, directly or indirectly, accept or participate in any position of a competing business within a certain restricted area.

2005 Option Holdings:	The following table contains the values for “in the money” options, meaning a positive spread between the year-end share price of $18.86 and the exercise price for the options held by our named executive officers. These values have not been, and might never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date. None of our named executive officers exercised any options held by them during 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

	Number of		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year End		At Fiscal Year End
	Exercisable(E)/		Exercisable(E)/
Name	Unexercisable(U)		Unexercisable(U)(1)

Mark E. Speese	522,500(E)	-0-(U)	$4,362,163(E)	$-0-(U)
Mitchell E. Fadel	375,000(E)	-0-(U)	$3,447,502(E)	$-0-(U)
Dana F. Goble	112,500(E)	-0-(U)	$968,875(E)	$-0-(U)
Robert D. Davis	50,000(E)	-0-(U)	$423,200(E)	$-0-(U)
Christopher A. Korst	43,750(E)	75,000(U)	$15,750(E)	$27,000(U)

(1)	The closing market price of our Common Stock on December 30, 2005 of $18.86, as reported on the Nasdaq National Market of the Nasdaq Stock Market, Inc., was used in the calculation to determine the value of unexercised options.

Long-Term Incentive Plans:	Long-Term Incentive Plan. We currently have one stock option plan entitled the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan. The Long-Term Incentive Plan is for the benefit of certain key employees, consultants and directors, and has been approved by our stockholders. The Long-Term Incentive Plan provides the Board broad discretion in creating equity incentives. Under the Long-Term Incentive Plan, 14,562,865 shares of our Common Stock were reserved for issuance under stock options, stock appreciation rights or restricted stock grants, of which, as of March 24, 2006, 6,008,037 have been issued under the Long-Term Incentive Plan and 4,866,499 have been allocated to outstanding awards which have not been exercised. Options granted to employees under the Long-Term Incentive Plan generally become exercisable over a period of one to four years from the date of grant and may be exercised up to a maximum of ten years from date of grant. Options granted to directors are exercisable immediately. There have been no grants of stock appreciation rights and all options have been granted with fixed prices. There were no options issued to any of our named executive officers under the Long-Term Incentive Plan during 2005.

2006 Long-Term Incentive Awards. On January 31, 2006, the Compensation Committee approved the issuance of long-term incentive awards to certain key employees, including Messrs. Fadel, Davis and Korst, under the Long-Term Incentive Plan. The awards were issued as equity awards which were separated into three distinct tranches,(1) 50% of which were issued in options to purchase Common Stock vesting ratably over a four year period, (2) 25% of which were issued in restricted stock units which will vest upon the employee’s completion of three years of continuous employment with us from January 31, 2006, (3) 25% of which were issued in restricted stock units subject to performance-based vesting based upon our achievement of a specified three year earnings before interest, taxes, depreciation and amortization (EBITDA). Such awards were as follows:

		Time-Based	Performance-Based
		Restricted Stock	Restricted Stock
Name	Options Granted(1)	Units Granted	Units Granted(2)

Mitchell E. Fadel	11,960	3,340	3,340
Robert D. Davis	5,320	1,485	1,485
Christopher A. Korst	3,190	890	890

(1)	The exercise price with respect to the options is $19.52 per share, based on the 30-day average price of our Common Stock as of January 25, 2006.

(2)	The performance-based vesting condition is based upon our achievement of a specified three-year EBITDA target. In addition, each of the performance-based aspects of the long-term incentive awards is subject to adjustment dependent upon the achievement of the performance-based target. The issuance of the stock underlying the performance-based restricted stock units granted to Messrs. Fadel, Davis and Korst will range from a minimum of zero shares to each individual if we achieve less than 87.0% of the target EBITDA, to a maximum of 5,010 shares with respect to Mr. Fadel, 2,228 shares with respect to Mr. Davis and 1,335 shares with respect to Mr. Korst, if we achieve at least 115.1% of the target EBITDA.

In addition, on January 31, 2006, the Compensation Committee approved the issuance of a long-term incentive award to Mr. Speese in the form of a cash award, (1) $250,000 of which vests ratably over a four-year period ($62,500 on each anniversary date), (2) $125,000 of which vests upon Mr. Speese’s completion of three years of continuous employment with us from January 31, 2006, and (3) $125,000 of which is subject to the performance-based vesting condition described above. The payout of the $125,000 of Mr. Speese’s long-term incentive award that is subject to such performance-based vesting condition will range from a minimum of $0 if we achieve less than 87.0% of the target EBITDA up to a maximum of $187,500 if we achieve at least 115.1% of the target EBITDA.

2006 Plan. On March 24, 2006, the Board, upon recommendation of the Compensation Committee, adopted, subject to stockholder approval, the 2006 Plan and has directed that it be submitted for the approval of the stockholders. The 2006 Plan will become effective on the date it is approved by our stockholders. Upon approval of the 2006 Plan, our existing Long-Term Incentive Plan will terminate and no additional shares will be granted under the Long-Term Incentive Plan. The Board recommends that you vote “FOR” the approval of the 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2005.

	Number of Securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under equity
Plan category	warrants and rights	warrants and rights	compensation plan(1)

Equity compensation plans approved by security holders	5,018,977	18.70	3,859,283
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	5,018,977	18.70	3,859,283

(1)	Pursuant to the terms of the Long-Term Incentive Plan, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
AND RELATED PARTY TRANSACTIONS

Intrust Bank:	J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $7.0 million participant in our senior credit facility. We also maintain operational checking and other accounts, including a $10.0 million revolving line of credit, with Intrust Bank, N.A., of which $2.7 million was drawn down as of March 24, 2006. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) plan. During 2005, we paid Intrust a total of $974,573 in fees in connection with banking services provided by them, of which $718,422 was for administration fees and trustee fees for our 401(k) plan.

Apollo Management IV, L.P.:	On August 5, 1998, affiliates of Apollo Management IV, L.P. purchased $250 million of our Preferred Stock. Apollo had voting control of 100% of our Preferred Stock, which gave them the right to elect two individuals to our Board. In addition, pursuant to the stockholders agreement we entered into with Apollo and Mr. Speese, Apollo had the right to designate a third individual for nomination as a director who was to be elected by all of our stockholders.
In connection with the issuance of our Preferred Stock, we entered into a registration rights agreement with Apollo, which, among other things, granted them two rights to request that their shares be registered. We registered the shares of common stock acquired by Apollo upon the conversion of the shares of our Preferred Stock held by them on a Form S-3 registration statement that was declared effective in September 2004. In May 2005, Apollo converted the remaining two shares of Preferred Stock held by them into shares of Common Stock, and sold all of the shares of Common Stock held by them in a public offering pursuant to the registration statement on Form S-3. Upon the closing of such offering, no shares of our Preferred Stock remained outstanding. Accordingly, Apollo no longer has any rights to elect any individuals to our Board. In addition, upon the closing of the offering, the stockholders agreement among us, Apollo and Mr. Speese terminated.

Texas Capital Bank:	ColorTyme is a party to an agreement with Wells Fargo Foothill, Inc., who provides $50.0 million in aggregate financing to qualifying franchisees of ColorTyme. Under this agreement, the occurrence of certain events may result in ColorTyme paying the outstanding debt to Wells Fargo Foothill and then succeeding to the rights of Wells Fargo Foothill under the debt agreements. An additional $20.0 million of financing is provided by Texas Capital Bank, National Association under an agreement similar to the Wells Fargo financing. Mr. Speese is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity. We guarantee the obligations of ColorTyme under these agreements up to a maximum amount of $70.0 million, of which $30.3 million was outstanding as of December 31, 2005.

Committee Interlocks:	None of our executive officers served as a member of the compensation or similar committee or as a member of the Board of Directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of Rent-A-Center.

OTHER BUSINESS
The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Grant Thornton LLP served as our independent registered public accounting firm for the 2005 and 2004 fiscal years. We paid the following fees to Grant Thornton for professional and other services rendered by them during fiscal 2005 and 2004:

	2005	2004

Audit Fees(1)	$723,256	$728,829
Audit-Related Fees(2)	$25,940	$117,210
Tax Fees(3)	$69,640	$62,195
All Other Fees(4)	$0	$0

(1)	Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2005 and 2004, (b) the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2005 and 2004, (c) the reviews of the financial statements included in our Forms 10-Q filed with the SEC and (d) services in connection with regulatory filings during 2005 and 2004. Such amount includes fees of $147,654 and $199,100 for services related to Sarbanes-Oxley planning and testing for internal control reporting for 2005 and 2004, respectively.

(2)	Represents the aggregate fees billed by Grant Thornton for 2005 and 2004 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.”

(3)	Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. For 2005, consists of fees related to state tax work of $31,000, acquired company tax return services of $32,200 and Canadian tax work of $6,440. For 2004, consists of fees for IRS audit services of $30,650 and acquired company tax return services of $31,545.

(4)	There were no fees paid to Grant Thornton in 2005 or 2004 for products and services not included above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”
The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2005 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee of the Board has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence.
Representatives of Grant Thornton LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2005, will attend the annual stockholders meeting and be available to respond to appropriate questions which may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.
The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other registered independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which registered independent public accounting firm to engage to perform our annual audit each year.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.
In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.
The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2005 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting . The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and, although our Board has determined each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules, none of the members of the Audit Committee represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.
For the fiscal year 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.
Based upon the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Peter P. Copses, Chairman
Richard K. Armey
Mary Elizabeth Burton

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares of Common Stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2005 were timely made.

RENT-A-CENTER STOCK OWNERSHIP
The following table lists our stock ownership for our directors, our named executive officers, and our known 5% stockholders. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of March 24, 2006, unless otherwise indicated.

	Shares of
	Common Stock
	Beneficially Owned

Name and Address of			Percent
Beneficial Owner	Number		of Class

Mark E. Speese	2,969,080	(1)	4.25%
Mitchell E. Fadel	385,138	(2)	*
Richard K. Armey	14,000	(3)	*
Laurence M. Berg	77,500	(3)	*
Mary Elizabeth Burton	37,500	(3)	*
Peter P. Copses	77,500	(3)	*
Michael J. Gade	11,400	(4)	*
J.V. Lentell	70,000	(3)	*
Robert D. Davis	52,341	(5)	*
Dana F. Goble	-0-	(6)	*
Christopher A. Korst	119,281	(7)	*
Pzena Investment Management, LLC(8)	8,604,213		12.42%
Artisan Partners Limited Partnership(9)	5,594,200		8.07%
Shapiro Capital Management LLC(10)	5,054,377		7.29%
Barclays Global Investors, NA(11)	4,499,744		6.49%
All executive officers and directors as a group (11 total)	3,813,740	(12)	5.40%

*	Less than 1%

(1)	Represents (a) 1,731,772 shares held directly and 4,500 shares held by Mr. Speese’s children, (b) 522,500 options granted under the Long-Term Incentive Plan, all of which are currently exercisable, (c) 539,218 shares held directly by Mr. Speese’s spouse, (d) 57,030 shares held in the Jessica Elizabeth Speese 2000 Remainder Trust, Stephen F. Elken Trustee, (e) 57,030 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee, and (f) 57,030 shares held in the Andrew Michael Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)	Represents (a) 375,000 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable, (b) 6,313 shares held pursuant to our 401(k) Plan, and (c) 3,825 shares held in a personal IRA account.

(3)	Represents shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

(4)	Represents (a) 9,000 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable and (b) 2,400 shares held directly.

(5)	Represents (a) 50,000 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable and (b) 2,341 shares held pursuant to our 401(k) Plan.

(6)	Mr. Goble resigned from his position as Executive Vice President — Operations on January 4, 2006.

(7)	Represents (a) 118,750 shares issuable pursuant to options granted under the Long-Term Incentive Plan, 43,750 of which are currently exercisable, and 75,000 of which may become exercisable within 60 days, and (b) 531 shares held pursuant to our 401(k) Plan.

(8)	The address of Pzena Investment Management, LLC is 120 West 45th Street, 20th Floor, New York, New York 10036. Pzena Investment Management, LLC exercises sole investment control over all 8,604,213 of these shares and sole voting power over 6,980,688 of these shares. This information is based on a Schedule 13G/A filed by Pzena Investment Management, LLC with the Securities and Exchange Commission on February 14, 2006.

(9)	The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Artisan Partners Limited Partnership exercises shared investment and voting control over all of these shares. This information is based on a Schedule 13G filed by Artisan Partners Limited Partnership with the Securities and Exchange Commission on January 27, 2006.

(10)	The address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305-2240. Shapiro Capital Management LLC exercises sole investment control over all of these shares, sole voting control over 4,379,311 of these shares and shared voting control over 675,066 of these shares.

(11)	The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105. Barclays Global Investors, NA exercises sole investment control over all 4,499,744 of these shares and sole voting control over 4,042,471 of these shares. This information is based on a Schedule 13G filed by Barclays Global Investors, NA with the Securities and Exchange Commission on January 26, 2006.

(12)	Includes 1,351,750 shares issuable pursuant to options granted under the Long-Term Incentive Plan, 1,276,750 of which are currently exercisable and 75,000 of which may become exercisable within 60 days.

VOTING PROCEDURES/ REVOKING YOUR PROXY

Quorum:	For purposes of electing our directors and for all other purposes, the holders of a majority of the votes entitled to vote at this year’s annual stockholders meeting, present in person or by proxy, will constitute a quorum.

Votes Required to Approve a Proposal:	To be elected, directors must receive a plurality of the shares voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A majority of the votes cast is required to approve the 2006 Plan as well as all other matters submitted to you at the meeting, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Shares Outstanding and Number of Votes:	On the Record Date, there were 69,303,008 shares of our Common Stock outstanding. Each share of Common Stock entitles the holder to one vote per share.

Abstentions and Broker Non-Votes:	Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors or on the approval of the 2006 Plan will count towards determining a quorum. However, such abstentions will have no effect on the outcome of the election of our directors or on the approval of the 2006 Plan.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These ‘broker non-votes‘ refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists, but will have no effect on the outcome of the election of our directors or the approval of the 2006 Plan.

How the Proxies Will be Voted:	The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

How You May Revoke Your Proxy:	You may revoke your proxy by:

• Delivering a signed, written revocation letter, dated later than the proxy, to Christopher A. Korst, Senior Vice President — General Counsel and Secretary, at 5700 Tennyson Parkway, Suite 100, Plano, Texas 75024;

• Delivering a signed proxy, dated later than the first one, to Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Proxy Department; or

• Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:	We have retained Mellon to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $9,500 plus expenses. We will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview by officers and regular employees of Mellon and us. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

Dates for Submission of Stockholders’ Proposals:	From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2007 annual stockholders meeting no later than December 18, 2006, for possible inclusion in the proxy statement, or prior to March 3, 2007, for possible consideration at the meeting, which is expected to take place on May 18, 2007. Direct any proposals, as well as related questions, to the undersigned.
ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission, without charge, by submitting a written request to:

Christopher A. Korst, Senior Vice President —
General Counsel and Secretary
Rent-A-Center, Inc.
5700 Tennyson Parkway, Suite 100
Plano, Texas 75024.
You may also obtain our SEC filings through the internet at www.sec.gov.

By order of the Board of Directors,

Christopher A. Korst
Senior Vice President — General Counsel
and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

APPENDIX A
CHARTER
OF THE
AUDIT COMMITTEE
OF
RENT-A-CENTER, INC.
PURPOSE
     The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Rent-A-Center, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (iii) the independent auditors’ qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditors; and (v) the efficacy and efficiency of the Company’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system;

•	assume direct responsibility for the appointment, compensation, retention and oversight of the Company’s independent auditors; and

•	provide an open avenue of communication among the Company’s independent auditors, financial and senior management and the Board.
     The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in the Section entitled “Responsibilities and Duties.”
     The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation to any advisors engaged or employed by the Committee as well as for ordinary administration expenses of the Committee that are necessary or appropriate for carrying out its duties.
COMPOSITION OF THE AUDIT COMMITTEE
     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence, experience and qualification requirements of The Nasdaq Stock Market, Inc. (including, without limitation, the financial literacy requirements), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Accordingly, none of the members of the Committee shall accept, directly or indirectly, any fees from the Company, except for fees for services as a director and member of the Committee or any other Board committee. In addition, at least one member of the Committee shall be, in the sole determination of the Board, a “financial expert” in compliance with the criteria established by Commission and other relevant regulations.
     No member of the Committee may serve on the audit committee of more than three other public companies.
MEETINGS OF THE COMMITTEE
     The Committee shall meet as often as it determines, but not less frequently than quarterly. All such meetings may be conducted in person or telephonically. As part of its role to foster open communication, the Committee should meet periodically with management, the Company’s internal auditors and the independent auditors in separate executive sessions. In addition, the Committee shall meet quarterly with the Company’s independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as quarterly earnings releases. The Company shall provide the Committee with the applicable financial data sufficiently in advance of such meetings to facilitate such review. The Committee may request any officer or employee of the Company (including without limitation, the Vice President of Internal Audit), the Company’s outside counsel or its independent auditors to attend meetings of the Committee or to meet with any members of, or consultants to, the Company.
RESPONSIBILITIES AND DUTIES
     To fulfill its responsibilities and duties, the Committee shall:
Documents/ Reports Review

1.	Review, update and assess the adequacy of this Charter periodically, but at least annually, as conditions dictate, and recommend any proposed changes to the Board for its approval.

2.	Review and discuss the annual audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements.

3.	Report to the Board whether, based on such reviews and discussions, the Committee recommends to the Board that the audited financial statements be included in the Company’s Form 10-K to be filed with the Commission.

4.	Review with management and the Company’s independent auditors the Company’s Form 10-Q prior to its filing.

5.	Review earnings press releases with management, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts.

6.	Prepare annually the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

7.	Report regularly to the Board on the matters discussed at the meetings of the Committee, including the actions taken by the Committee at such meetings.
Independent Auditors

8.	Be directly responsible for the appointment, compensation, retention and oversight of the work performed by the Company’s independent auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Company’s independent auditors shall report directly to the Committee, and the Company shall provide the Committee appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, to compensate the independent auditors. The Committee shall have sole authority to appoint or replace the independent auditors and to approve all engagement fees and terms.

9.	Discuss with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Hold timely discussions with the independent auditors regarding:

•	critical accounting estimates, policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company’s independent auditors;

•	other material written communication between the Company’s independent auditors and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the independent auditors’ judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

11.	Review and pre-approve both audit and all permissible non-audit services to be provided by the independent auditors, other then the de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

12.	Obtain and review a report from the Company’s independent auditors at least annually regarding:

•	the independent auditors’ internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or private sector regulatory boards within the preceding five years respecting one or more independent audits carried out by the firm; and

•	any steps taken to deal with any such issues.

13.	Evaluate the qualifications, performance and independence of the Company’s independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. The Committee shall obtain from the Company’s independent auditors a formal written statement delineating all relationships between the Company’s independent auditors and the Company, consistent with Independence Standards Board Standard 1, and engage in a dialogue with the Company’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Company’s independent auditors.

14.	Review and evaluate the performance of the lead partner of the Company’s independent auditor team and ensure the rotation of the audit engagement team as required by law or such shorter period as may be determined by the Committee.

15.	Establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.
Financial Reporting Processes and Accounting Principles

16.	In consultation with the Company’s independent auditors, review the integrity of the Company’s financial reporting processes, both internal and external. The Committee shall coordinate the Board’s oversight of the Company’s internal accounting systems and controls.

17.	Review with management and the independent auditors significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements and significant changes in the Company’s selection or application of accounting principles.

18.	Review with management and the Company’s independent auditors the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.
Internal Audit

19.	Review and advise on the selection and removal of the Vice President of Internal Audit, who shall report directly to the Committee no less frequently than quarterly. A portion of such report shall be conducted in executive session outside the presence of Company management.

20.	Review and make recommendations to Company management regarding the internal audit department’s responsibilities, budget and staffing.

21.	Review summaries of all internal audit reports prepared by the internal audit department (including management’s responses) and any other significant findings stemming from internal audit activities.

22.	Be apprised by the Company’s Vice President of Internal Audit of any significant difficulties, disagreements with management or scope restrictions encountered in the course of the internal audit department’s work.

23.	Make a recommendation to the Board, on an annual basis, concerning the compensation to be paid to the Vice President of Internal Audit after receipt from Company management of such input concerning such compensation as the Committee deems appropriate. The Board shall make the final determination of the compensation to be paid to the Vice President of Internal Audit.
Compliance Oversight and Other Responsibilities

24.	Establish policies and procedures for the submission of complaints and concerns about accounting, internal accounting controls and auditing matters, including procedures for the receipt, retention, and treatment of complaints and the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters.

25.	Oversee the Company’s disclosure controls and procedures and the implementation of, and compliance with, the Company’s Code of Ethics. The Company’s Compliance Officer shall report directly to the Committee no less frequently than quarterly. A portion of such report shall be conducted in executive session outside the presence of Company management.

26.	Receive and review the reports of the Company’s Chief Executive Officer and Chief Financial Officer required by Section 302 of Sarbanes-Oxley and Rule 13a-14 of the Exchange Act.

27.	Determine whether management has a proper review system in place to determine that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

28.	Discuss with management the Company’s major financial risk areas and the steps taken by management to monitor and control such areas, including the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

29.	Discuss with the Company’s independent auditors whether Section 10A(b) of the Exchange Act concerning awareness of illegal acts pertaining to the Company has been implicated.

30.	Conduct and review with the Board annually an evaluation of the Committee’s performance with respect to the requirements of this Charter.

31.	Perform such other duties as may be delegated to the Committee by the Board from time to time.
LIMITATION OF COMMITTEE’S ROLE
     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
     Approved by the Board of Directors on May 18, 2005, superseding the Charter of the Audit Committee previously approved on May 21, 2003.

APPENDIX B
RENT-A-CENTER, INC.
2006 LONG-TERM INCENTIVE PLAN
1. Purpose. The purpose of the plan is to foster the ability of Rent-A-Center, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity and cash incentive compensation opportunities. The Company’s existing equity compensation plan, known as the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, as previously amended and restated through August 29, 2003, shall terminate subject to and upon the approval of this plan by the Company’s stockholders.
2. Administration.

(a) Committee. The plan will be administered by the compensation committee of the Company’s board of directors (the “Committee”).

(b) Responsibility and Authority of Committee. Subject to the provisions of the plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (1) select the persons to whom awards will be made, (2) prescribe the terms and conditions of each award and make amendments thereto, (3) construe, interpret and apply the provisions of the plan and of any agreement or other document governing the terms of an award made under the plan, and (4) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. Notwithstanding the foregoing, the Company’s board of directors will have sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors, and reference herein to the Committee with respect to any such matters will be deemed to refer to the board of directors. In exercising its responsibilities under the plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such plan-related functions within the scope of its responsibility, power and authority on such terms and conditions as it deems appropriate; provided, however, that the Committee may not delegate authority to grant or administer awards granted to the Company’s senior executive officers.

(d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.

(e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee or subcommittee appointed by the Committee and any employee or director of the Company or of a subsidiary to whom any duty or power relating to the administration or interpretation of the plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense, including legal and other expenses incident thereto, arising out of or incurred in connection with the such person’s services under the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
3. Eligibility. Plan awards may be made to any present or future directors, officers, employees, consultants and other personnel of the Company or a subsidiary.
4. Limitations on Plan Awards.

(a) Aggregate Share Limitations. The Company may issue a total of 7,000,000 shares of its common stock, par value $.01 per share (the “Common Stock”) under the plan, of which no more than 3,500,000 shares may be issued in the form of restricted stock, deferred stock or similar forms of stock award which have value without regard to future appreciation in value of or dividends declared on the underlying shares of stock. In applying these limitations, the following shares will be deemed not to have been issued: (1) shares covered by the unexercised portion of an option that terminates, expires, or is canceled or settled in cash, and (2) shares that are forfeited or subject to awards that are forfeited, canceled, terminated or settled in cash.

(b) Individual Employee Limitations. In any calendar year, (1) no employee may receive options and stock appreciation rights for more than 600,000 shares of Common Stock; (2) no employee may earn more than 600,000 shares of Common Stock pursuant to performance-based equity incentive awards (other than options and stock appreciation rights) described in Section 9, increased by the unused limit, if any, from prior calendar years; and (3) no employee may earn more than $3,000,000 pursuant to performance-based cash awards described in Section 9, increased by the unused limit, if any, from prior calendar years. For these purposes, an award is “earned” upon satisfaction of the applicable performance conditions, even if settlement is deferred or subject to a continuing service and/or other non-performance conditions; and an employee’s annual limit is deemed to be used in a calendar year to the extent a share or cash award could be earned in that year, regardless of the extent to which such award is earned.

5. Stock Option Awards. Subject to the plan, the Committee may grant stock options to such persons, at such times and upon such vesting and other conditions as the Committee, acting in its discretion, may determine.

(a) Minimum Exercise Price. The purchase price per share of Common Stock covered by an option granted under the plan may not be less than the fair market value per share on the date the option is granted. If the Common Stock is listed on an established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the fair market value per share shall be the closing sales price (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. The exercise price under an option which is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code, may not be less than 110% of the fair market value per share on the date the option is granted.

(b) No Repricing of Options. Unless approved by the Company’s stockholders, the Committee may not reduce the exercise price for shares covered by an outstanding option granted under the plan, whether directly or in any other manner which constitutes a “repricing” under applicable stock exchange rules or financial accounting principles.

(c) Maximum Duration. Unless sooner terminated in accordance with its terms, an option will automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an option which is intended to qualify as an “incentive stock option” granted to an employee who is a 10% stockholder).

(d) Nontransferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.

(e) Manner of Exercise. An option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise and/or the satisfaction of such withholding obligations). The Committee, acting in its discretion, may permit the exercise price and withholding obligation to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.

(f) Rights as a Stockholder. No shares of stock will be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations are been made or arranged to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the shares are issued pursuant to the exercise of the option.

(g) Maximum Number of Incentive Stock Options. The maximum number of shares of Common Stock which may be issued under the plan covering an option granted as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986) is 500,000.

6. Stock Awards. Subject to the plan, the Committee may grant restricted stock, deferred stock, stock units, stock bonus and other stock awards to such persons, at such times and upon such vesting and other conditions and restrictions as the Committee, acting in its discretion, may determine.

(a) Minimum Purchase Price. The consideration payable for shares transferred pursuant to a stock award must be no less than the minimum consideration (if any) required by applicable law.

(b) Stock Certificates for Restricted Stock. Shares of restricted stock issued pursuant to a stock award may be evidenced by book entry on the Company’s stock transfer records or by a stock certificate issued in the recipient’s name and bearing an appropriate legend regarding the conditions and restrictions applicable to the shares. The Company may require that stock certificates for restricted shares be held in custody by the Company or a designee pending the lapse of applicable forfeiture conditions and transfer restrictions. The Committee may condition the issuance of shares of restricted stock on the recipient’s delivery to the Company of a stock power, endorsed in blank, for such shares.

(c) Stock Certificates for Vested Stock. The recipient of a stock award which is vested at the time of grant or which thereafter becomes vested will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) for the shares covered by such vested award, subject to the payment or satisfaction of applicable tax withholding obligations and, in the case of shares covered by a vested stock unit award, subject to applicable deferral conditions permitted by Section 409A of the Code.

(d) Rights as a Stockholder. Unless otherwise determined by the Committee, (1) the holder of a stock award will not be entitled to receive dividend payments (or, in the case of an award of stock units, dividend equivalent payments) with respect to the shares covered by the award and (2) the holder of shares of restricted stock may exercise voting rights pertaining to such shares. The Committee may impose vesting and deferral conditions on the payment of dividends, corresponding to the vesting and deferral conditions applicable to the corresponding stock award.

(e) Nontransferability. Except as may be specifically permitted by the Committee in connection with transfers at death or pursuant to inter vivos gifts, no outstanding stock award and no shares of stock covered by an outstanding stock award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the award or the plan. Any attempt to do any of the foregoing shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award and/or the shares.
7. Other Equity-Based Awards. The Committee may grant stock appreciation rights, dividend equivalent payment rights, phantom shares, phantom stock units, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish; provided, however that no dividend or dividend equivalent payment rights shall be attributable to awards of stock appreciation rights or stock options. The base price for a stock appreciation right granted under the plan may not be less than the fair market value per share of stock covered by the award at the time it is granted. Unless sooner termination in accordance with its terms, a stock appreciation right will automatically expire on the tenth anniversary of the date it is granted. Awards made pursuant to this section may entail the transfer of shares of Common Stock to a participant or the payment in cash or other property determined with reference to shares of Common Stock.

8. Cash Awards. The Committee may grant awards in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee and set forth in the underlying agreement, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other measurements of performance.
9. Performance-Based Equity and Cash Awards.

(a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards on the achievement of specified performance goals in accordance with this section. The Committee may also condition the grant, vesting or payment of annual and long-term cash incentive awards on the achievement of specified performance goals in accordance with this section. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee.

(b) Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):

(i) total revenue or any key component thereof;

(ii) operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;

(iii) cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(iv) earnings per share or earnings per share from continuing operations (basic or diluted);

(v) return on capital employed, return on invested capital, return on assets or net assets;

(vi) after-tax return on stockholders’ equity;

(vii) economic value created;

(viii) operating margins or operating expenses;

(ix) value of the Common Stock or total return to stockholders;

(x) value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii) a combination of any or all of the foregoing criteria.
The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a performance-based award made in accordance with this section.
10. Capital Changes, Reorganization, Sale.

(a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights and other equity awards may be granted to or earned by any employee in any calendar year, the number and class of shares and the exercise price or base price per share covered by each outstanding option and stock appreciation right, and the number and class of shares covered by each outstanding deferred stock unit or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this section, in the event of an “exchange transaction” (as defined below), all optionees shall be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such exchange transaction, and any outstanding options which are not exercised before the exchange transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an exchange transaction, the stockholders of the Company receive capital stock of another corporation (“exchange stock”) in exchange for their shares of Common Stock (whether or not such exchange stock is the sole consideration), and if the Company’s board of directors, acting in its discretion, so directs, then all outstanding options shall be converted in whole or in part into options to purchase shares of exchange stock. The amount and price of such converted options shall be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of exchange stock the holders of outstanding Common Stock are entitled to receive in the exchange transaction and, unless the Company’s board of directors determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as the vesting conditions set forth in the original option agreement. The board of directors, acting in its discretion, may accelerate vesting of non-vested stock awards and other awards, provide for cash settlement of and/or make such other adjustments to the terms of any outstanding award (including, without limitation, outstanding options) as it deems appropriate in the context of an exchange transaction, taking into account, as applicable, the manner in which outstanding options are being treated.

(c) Definition of Exchange Transaction. For purposes hereof, the term “exchange transaction” means a merger (other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors, acting in its discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

(d) Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

11. Tax Withholding. As a condition to the exercise or settlement of any award, or in connection with any other event that gives rise to a tax withholding obligation on the part of the Company or a subsidiary relating to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the recipient of an award, whether or not made pursuant to the plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of stock, then, at the sole discretion of the Committee, the recipient may satisfy the applicable tax withholding obligation by electing to have the Company withhold shares of stock or by tendering previously-owned shares, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).
12. Amendment and Termination. The Company’s board of directors may amend or terminate the plan; provided, however, that no such action may adversely affect a holder’s rights under an outstanding award without his or her written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights or other equity swards may be granted to any employee in any calendar year, or that would modify the class of persons eligible to receive awards shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or award made hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect a holder’s rights under an outstanding award may not be made without his consent.
13. General Provisions.

(a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares will be issued under the plan.

(b) Compliance with Law. The Company will not be obligated to issue or deliver shares of stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Company’s stock may then be listed. The Company may prevent or delay the exercise of an option or stock appreciation right, or the settlement of an award and/or the termination of restrictions applicable to an award if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable laws or its own policies regarding the purchase and sale of its stock. If, during the period of any such ban or delay, the term of an affected stock option, stock appreciation right or other award would expire, then the term of such option, stock appreciation right or other award will be extended for thirty days after the Company’s removes the restriction against exercise.

(c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable, including pursuant to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Company’s stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) No Employment or other Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(e) Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

14. Governing Law. All rights and obligations under the plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.
15. Term of the Plan. The plan, as amended and restated, shall become effective on the restatement date (which is date of adoption by the board of directors), subject to approval by the Company’s stockholders within twelve months thereafter. Unless terminated sooner by the board of directors, the plan shall terminate on the tenth anniversary of the restatement date. The rights of any person with respect to an award made under the plan that is outstanding at the time of the termination of the plan shall not be affected solely by reason of the termination of the plan and shall continue in accordance with the terms of the award and of the plan, as each is then in effect or is thereafter amended.

RENT-A-CENTER, INC.
5700 TENNYSON PARKWAY
PLANO, TEXAS 75024
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC.

COMMON STOCK
      The undersigned, hereby revoking all prior proxies, hereby appoints Robert D. Davis and Christopher A. Korst jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on May 19, 2006, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED “FOR” PROPOSAL 1 AND 2, AND IN THE DISCRETION OF THE ABOVE NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	ELECTION OF CLASS III DIRECTORS as set forth in the accompanying proxy statement.

	FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below
	☐	☐

01 02	J. V. Lentell Michael J. Gade

2.	Approval of the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan as set forth in the accompanying proxy statement.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	In their discretion, upon such other business as may properly come before the meeting.

	I PLAN TO ATTEND	☐

WITHHELD FOR: (To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

The undersigned(s) acknowledges receipt of the Notice of 2006 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Dated:	, 2006

Signature

Signature if held jointly

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date this proxy and sign your name exactly as it appears hereon. If there is more than one owner, each should sign. When signing as an agent, attorney, administrator, guardian or trustee, please indicate your title as such. If executed by a corporation, this proxy should be signed in the corporate name by a duly authorized officer who should so indicate his or her title.

▲ FOLD AND DETACH HERE ▲